Exhibit 15





May 6, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our reports dated May 6, 2005 on our review of interim financial information of UniSource Energy Corporation (the Company) and Tucson Electric Power Company (TEP) for the three month period ended March 31, 2005 and included in the Company's and TEP's quarterly report on Form 10-Q for the quarter ended March 31, 2005 is incorporated by reference in the Company's Registration Statements on Form S-8 (Nos. 333-43765, 333-43767, 333-43769,
333-53309, 333-53333, 333-53337, and 333-99317), and on Form S-3 (Nos.
333-31043, 333-93769, and 333-103392).

Very truly yours,


/s/ PricewaterhouseCoopers LLP
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    PricewaterhouseCoopers LLP
    Los Angeles, California